Exhibit 99.1
pressrelease

Media contact:	Investor contact:
Mike Jacobsen	Chris Bast
+1 330 490 3796	+1 330 490 6908
michael.jacobsen@diebold.com	christopher.bast@diebold.com

FOR IMMEDIATE RELEASE:
October 30, 2008
DIEBOLD REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS
Third quarter net income of $46.5 million up 65.2 percent from 2007
•	Continued significant improvement in operating profitability and earnings

•	Strong order growth and backlog, despite market challenges

•	Quarterly cash from operating activities improved $80.7 million from the third quarter 2007
NORTH CANTON, Ohio – Diebold, Incorporated (NYSE: DBD) today reported 2008 third quarter revenue of $890.3 million, an increase of 20.2 percent from the third quarter of 2007. The company also reported net income of $46.5 million during the third quarter of 2008, compared to net income of $28.1 million in the comparable period in 2007, an increase of 65.2 percent. Earnings for the third quarter of 2008 were $.70 per share, compared to $.42 per share in the third quarter of 2007, an increase of 66.7 percent.
The third quarter 2008 results included restructuring charges of $.17 per share, compared to $.01 per share in the third quarter of 2007. These restructuring charges related primarily to severance and reorganization costs from the previously announced reduction in the company’s global workforce. In addition, the company also incurred $.29 per share in non-routine expenses in the third quarter 2008, compared to $.04 per share in the third quarter 2007. These non-routine expenses primarily consisted of legal, audit and consultation fees related to the completion of the internal review of other accounting items, the restatement of financial statements and the ongoing Securities and Exchange Commission (SEC) and U.S. Department of Justice (DOJ) investigations, as well as other advisory fees. Of the $.29 per share in non-routine expenses in the third quarter of 2008, $.16 per share was related to a fee owed to financial advisor Goldman Sachs as a result of the withdrawal of the unsolicited takeover bid from United Technologies Corp. Excluding these restructuring charges and non-routine expenses, diluted earnings per share in the third quarter of 2008 would have been $1.16 versus $.47 in the third quarter 2007*, an increase of 146.8 percent.
Cash from operating activities in the third quarter of 2008 was $56.3 million, compared to a cash use from operating activities of $24.4 million in the third quarter of 2007. Free cash flow during the third quarter of 2008 was $43.4 million, compared to free cash use of $34.7 million during the third quarter of 2007*.
Management commentary
“I am very pleased with the strong results we generated in the third quarter. We continue to make solid progress on our key initiatives to reduce costs and improve profitability, and this is reflected in our results,” said Thomas W. Swidarski, Diebold president and chief executive officer. “While the quarter was very strong, it benefited from 2008 Brazilian election revenue, a business opportunity which historically occurs every other year.

*	See accompanying notes for non-GAAP measures.
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PAGE 2/ DIEBOLD REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS
“Also, we benefited from a large order in China, in which revenue was expected to be recognized during the fourth quarter but occurred during the third quarter due to customer acceptance occurring sooner than planned. Including this order, we anticipate revenue in China will increase more than 20 percent in the full-year 2008.
“In addition to the unique events that occurred during the quarter, we executed our business plans very effectively. As a result of our strong performance, we are again raising our full-year earnings guidance,” Swidarski continued. “While this guidance reflects an exceptional year, it does result in fourth-quarter earnings expectations that are lower than what we historically realize. As we have communicated in prior quarters, our typical earnings seasonality has been affected by purchases in China coming early in the year in 2008, rather than being concentrated in the fourth quarter. We anticipate our more historical earnings seasonality returning in 2009. “
Swidarski concluded, “Clearly, since our last earnings announcement on August 11, we have witnessed unprecedented change in the financial services industry – both in the United States and internationally. In the United States, the Federal Government’s Troubled Asset Recovery Program is reshaping the financial landscape almost daily. While our orders and backlog remain very strong, these day-to-day changes in our core industry make it difficult to assess the impact on 2009 financial results. Given this uncertainty, we are further accelerating our efforts to reduce costs, increase operational efficiencies and improve productivity. We expect to be in a better position to provide insight to 2009 financial expectations in our year-end earnings announcement.”
Third Quarter Orders (constant currency)
Total product and services orders for financial self-service and security were up into the low double-digit range compared to the prior-year period. Financial self-service orders increased in excess of 20 percent, with double-digit growth in each of the geographic regions. Security orders, however, decreased in the low double-digit range as new bank branch construction and retail store openings remain weak in the United States.
Revenue
Total revenue for the 2008 third quarter was up 20.2 percent. Financial self-service products and services revenue increased 18.3 percent over the prior period, while total security revenue decreased 6.4 percent. During the quarter, election systems revenue in Brazil was $58.6 million, representing more than 85 percent of the increase in total election systems revenue. Of the 20.2 percent increase in total revenue, the net positive currency impact was 3.4 percentage points.
Gross Margin
Total gross margin for the quarter was 26.2 percent, compared to 23.9 percent in the third quarter of 2007. These gross margins included restructuring charges of $10.7 million in the third quarter of 2008 and $1.0 million in the third quarter of 2007.
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PAGE 3/ DIEBOLD REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS
Product gross margin was 27.9 percent in the quarter, compared to 26.5 percent in the third quarter 2007. Included in product gross margins were restructuring charges of $8.4 million in the third quarter of 2008 and $0.8 million in the third quarter of 2007. Despite the higher restructuring charges, product gross margin improved during the period. The gross profit associated with the Brazil voting business positively impacted product gross margin in the quarter by 2.2 percentage points. In addition, gross profit margin was negatively impacted by higher restructuring expenses, increased commodity costs, unfavorable security product revenue mix and lower overall volume in the security business. This negative impact was partially offset by the company’s ongoing cost-reduction efforts and a higher mix of revenue from China. The China revenue included the large order in which revenue was expected to be recognized during the fourth quarter but occurred during the third quarter.
Service gross margin in the quarter was 24.4 percent, compared to 21.4 percent in the third quarter of 2007. Included in service gross margins were restructuring charges of $2.3 million in the third quarter of 2008 and $0.2 million in the third quarter of 2007. The year-over-year improvement in service margin was driven by better product quality, improved international margins as a result of previous restructuring actions, and continued gains in productivity and efficiency, partially offset by higher restructuring charges.
Operating Expense
Operating expenses as a percentage of revenue in the third quarter of 2008 were 18.9 percent, compared to 18.4 percent in the third quarter of 2007. Included in the third quarter 2008 operating expenses were restructuring charges of $3.8 million and non-routine expenses of $24.7 million. This compares to $0.2 million in restructuring charges and $3.3 million in non-routine expenses in the third quarter of 2007. The third quarter 2008 non-routine expenses included a $13.5 million fee owed to financial advisor Goldman Sachs as a result of the withdrawal of the unsolicited takeover bid from United Technologies Corp.
Net Income
The company reported net income of $46.5 million in the third quarter 2008, or 5.2 percent of revenue, compared to net income of $28.1 million in the third quarter 2007, or 3.8 percent of revenue. The increase in net income was a result of higher gross profits and a lower effective tax rate, partially offset by higher operating expense levels. The third quarter 2008 effective tax rate was positively affected by a $3.7 million discrete benefit related to a China technology tax credit.
On a net of tax basis, the fee to Goldman Sachs adversely impacted net income by $10.6 million, while restructuring charges adversely impacted net income by $11.4 million in the third quarter of 2008 and by $0.9 million in the third quarter of 2007. Finally, other non-routine expenses, net of tax, were $8.8 million in the third quarter of 2008 and $2.4 million in the third quarter of 2007.
Net Debt and Cash Flow
The company’s net debt* was $378.4 million at September 30, 2008 compared to $389.9 million at September 30, 2007, a decrease of $11.5 million over the last 12 months.

*	See accompanying notes for non-GAAP measures.
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PAGE 4/ DIEBOLD REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS
Net cash provided by operating activities increased $24.0 million, moving from $37.8 million in the nine months ended September 30, 2007 to $61.8 million in the nine months ended September 30, 2008. The primary reason for this increase was higher net income and a net increase in certain other assets/liabilities, partially offset by an increase in trade receivable balances. The net increase in certain other assets/liabilities was primarily due to collection of refundable income taxes, increases in the accruals for non-routine expenses, and increases in warranty reserves and VAT taxes as a result of increased product revenue. The increase in trade receivables was due to significantly higher revenue levels. Days sales outstanding (DSO) was 52 days at September 30, 2008 compared to 61 days at September 30, 2007, while inventory turns moved to 4.2 turns at September 30, 2008 from 3.7 turns at September 30, 2007. As a result of the change in net cash provided by operating activities, free cash flow increased by $25.7 million, moving to $29.2 million at September 30, 2008 from $3.5 million at September 30, 2007 *.
Restructuring charges
The company incurred third quarter 2008 restructuring charges totaling $14.5 million, or $.17 per share. These charges were primarily related to severance costs from the previously announced ongoing reduction in the company’s global workforce, which is on track to be completed by the end of 2008. Cash payments related to restructuring in the third quarter of 2008 were $6.0 million. Taking into consideration the previously announced manufacturing and supply chain restructuring and the global workforce reduction, Diebold expects full-year restructuring charges to be in the range of $40 million to $45 million, or $.50 per share to $.56 per share. While the majority of the anticipated 2008 restructuring charges are ultimately expected to result in cash payments, the company cannot currently predict the timing of these payments.
Non-routine expenses
The company incurred third quarter 2008 non-routine expenses totaling $24.7 million, or $.29 per share, compared to $3.3 million, or $.04 per share in the third quarter of 2007. These expenses primarily consisted of legal, audit and consultation fees related to the previously announced internal review of other accounting items, restatement of financial statements and the ongoing government investigations, as well as other advisory fees. Diebold estimates these non-routine expenses for the full year will be in the range of $45 million to $47 million, or $.53 per share to $.55 per share. Cash payments related to these non-routine expenses in the third quarter of 2008 were $8.2 million, compared to $0.8 million in the third quarter of 2007.
Full-year 2008 outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

*	See accompanying notes for non-GAAP measures.
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Expectations for the full year 2008 include:
•	Revenue

Previous guidance (provided
Revenue growth	August 11, 2008)	Current guidance
Total revenue	8 to 10 percent	8 to 10 percent
Financial self-service	9 to 10 percent	9 to 10 percent
Security	1 to 3 percent	Flat
Election systems	$120 million to $130 million	$135 million to $140 million
(including Brazil)	(with approximately half	(with approximately half
	coming from Brazil)	coming from Brazil)
Brazilian lottery	$10 million to $13 million	$10 million to $13 million
•	Earnings per share

Previous guidance
	(provided Sept. 30, 2008)	Current guidance
2008 EPS (GAAP)	$1.62 - $1.52	$1.45 - $1.42 (a)
Restructuring charges	$.45 - $.56	$.50 - $.56
Non-routine expenses	$.28 - $.32	$.53 - $.55
Impairment	$.05	$.05
2008 EPS non-GAAP	$2.40 - $2.45	$2.53 - $2.58

(a)	— Included in the revised full-year earnings guidance is a potential inventory valuation adjustment in the fourth quarter of approximately $.10 to $.15 per share primarily related to select voting equipment within Premier Election Systems. This inventory may require a reduction in value, contingent upon order volumes received in the fourth quarter.
Conference call
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

*	See accompanying notes for non-GAAP measures.
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Revenue Summary by Product, Service and Geographic Area
(In Thousands — Quarter Ended September 30)

	Q3 2008	Q3 2007	% Change	YTD 9/30/2008	YTD 9/30/2007	% Change
Financial Self-Service
Products	$324,414	$270,509	19.9%	$812,732	$720,823	12.8%
Services	290,225	249,227	16.5%	844,769	733,361	15.2%

Total Fin. self-service	614,639	519,736	18.3%	1,657,501	1,454,184	14.0%

Security solutions
Products	78,755	86,509	-9.0%	227,890	238,158	-4.3%
Services	120,116	125,941	-4.6%	352,202	350,789	0.4%

Total Security	198,871	212,450	-6.4%	580,092	588,947	-1.5%

Total Fin. self-service & security	813,510	732,186	11.1%	2,237,593	2,043,131	9.5%

Election systems
Products	69,326	2,954	2246.9%	92,199	19,648	369.3%
Services	6,698	5,713	17.2%	25,648	19,545	31.2%

Total Election systems	76,024	8,667	777.2%	117,847	39,193	200.7%

Brazilian lottery systems	756	—	n/a	4,047	—	n/a

Total Revenue	$890,290	$740,853	20.2%	$2,359,487	$2,082,324	13.3%

Revenue Summary by Geographic Segment

	Q3 2008	Q3 2007	% Change	YTD 9/30/2008	YTD 9/30/2007	% Change
The Americas	642,990	525,600	22.3%	1,692,514	1,503,814	12.5%
Asia Pacific	123,442	79,899	54.5%	316,923	220,465	43.8%
Europe, Middle East, Africa	123,858	135,354	-8.5%	350,050	358,045	-2.2%

Total Revenue	$890,290	$740,853	20.2%	$2,359,487	$2,082,324	13.3%

Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

	Q3 2008	Q3 2007	YTD 9/30/08	YTD 9/30/07
Total EPS (GAAP measure)	$0.70	$0.42	$1.32	$0.74
Restructuring Charges	0.17	0.01	0.37	0.21
Non-routine expenses	0.29	0.04	0.49	0.05
Impairment	0.00	0.00	0.05	0.00

Total EPS (non-GAAP measure)	$1.16	$0.47	$2.23	$1.00

The company’s management believes excluding restructuring charges, non-routine expenses and impairment is useful to investors because it provides an overall understanding of the company’s historical financial performance and future prospects. Management believes operating EPS (non-GAAP) is an indication of the company’s base-line performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. Exclusion of these items permits evaluation and comparison of results for the company’s core business operations, and it is on this basis that management internally assesses the company’s performance.

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2.	Free cash flow/(use) is calculated as follows:

	Q3 2008	Q3 2007	YTD 9/30/08	YTD 9/30/07
Net cash provided (used) by operating activities (GAAP measure)	$56,297	$(24,432)	$61,846	$37,848
Capital expenditures	(12,859)	(10,296)	(32,637)	(34,323)

Free cash flow (use) (non-GAAP measure)	$43,438	$(34,728)	$29,209	$3,525

The company’s management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.
3.	Net (debt) is calculated as follows:

	September 30, 2008	December 31, 2007	September 30, 2007
Cash, cash equivalents and other investments (GAAP measure)	$330,251	$311,310	$233,604
Less Industrial development revenue bonds and other	(11,900)	(11,950)	(11,950)
Less Notes payable	(696,702)	(624,071)	(611,508)

Net (debt) (non-GAAP measure)	$(378,351)	$(324,711)	$(389,854)

The company’s management believes that given the net debt, the significant cash, cash equivalents and other investments on its balance sheet, that net cash against outstanding debt is a meaningful debt calculation.
4.	Reconciliation of GAAP Operating Margin to non-GAAP measures

	Q3 2008	Q3 2007	YTD 9/30/08	YTD 9/30/07
GAAP Operating Margin	$65,531	$40,619	$132,764	$81,658
GAAP Operating Margin %	7.4%	5.5%	5.6%	3.9%
Restructuring	$14,483	$1,219	$29,560	$19,037
Non-routine Expenses	$24,665	$3,323	$41,840	$4,212
Impairment	$—	$—	$4,376	$—
Non GAAP Operating Margin	$104,679	$45,161	$208,540	$104,907
Non GAAP Operating Margin %	11.8%	6.1%	8.8%	5.0%
The company’s management believes excluding restructuring charges, non-routine expenses and impairment from operating margins is an indication of the company’s baseline performance before gains, losses, or other charges that are considered by management to be outside the company’s core operating results. The exclusion of these items permits evaluation and comparison of results for the company’s core business operations and it is on this basis that the company’s management internally assesses the company’s performance.
Forward-Looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “will,” “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-
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looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	the results of the SEC and DOJ investigations;
•	competitive pressures, including pricing pressures and technological developments;
•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;
•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;
•	the effects of the sub-prime mortgage crisis and the disruptions in the financial markets, including the bankruptcies, restructurings or consolidations of financial institutions, which could reduce our customer base and/or adversely affect our customers’ ability to make capital expenditures;
•	acceptance of the company’s product and technology introductions in the marketplace;
•	the amount of cash and non-cash charges in connection with the planned closure of the company’s Newark, Ohio facility;
•	unanticipated litigation, claims or assessments;
•	variations in consumer demand for financial self-service technologies, products and services;
•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;
•	changes in laws regarding the company’s election systems products and services;
•	potential security violations to the company’s information technology systems;
•	the company’s ability to successfully execute its strategy related to the election systems business; and
•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
About Diebold
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
###
PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales
Product	$473,251	$359,972	$1,136,868	$978,629
Service	417,039	380,881	1,222,619	1,103,695

Total	890,290	740,853	2,359,487	2,082,324
Cost of goods
Product	341,306	264,494	821,261	732,982
Service	315,343	299,300	937,069	878,408

Total	656,649	563,794	1,758,330	1,611,390
Gross Profit	233,641	177,059	601,157	470,934
Percent of net sales	26.2%	23.9%	25.5%	22.6%
Operating expenses
Selling, general and administrative	147,774	117,532	405,774	342,568
Research, development and engineering	20,364	18,894	58,275	53,115
Impairment of Assets	—	—	4,376	—
(Gain) Loss on sale of Assets	(28)	14	(32)	(6,407)

Total	168,110	136,440	468,393	389,276
Percent of net sales	18.9%	18.4%	19.9%	18.7%
Operating profit	65,531	40,619	132,764	81,658
Percent of net sales	7.4%	5.5%	5.6%	3.9%
Other expense and minority interest, net	(9,233)	(6,223)	(20,278)	(11,183)

Income before taxes	56,298	34,396	112,486	70,475
Percent of net sales	6.3%	4.6%	4.8%	3.4%
Taxes on income	(9,782)	(6,247)	(24,961)	(20,874)
Effective tax rate	17.4%	18.2%	22.2%	29.6%
Net income	$46,516	$28,149	$87,525	$49,601

Basic weighted average shares outstanding	66,101	65,926	66,073	65,798
Diluted weighted average shares outstanding	66,758	66,985	66,459	66,720

Basic Earnings Per Share	$0.70	$0.43	$1.32	$0.75

Diluted Earnings Per Share	$0.70	$0.42	$1.32	$0.74

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$212,784	$206,334
Short-term investments	117,467	104,976
Trade receivables, net	591,162	544,501
Inventories	571,684	533,619
Other current assets	273,780	241,102

Total current assets	1,766,877	1,630,532

Securities and other investments	80,618	75,227
Property, plant and equipment, net	205,811	220,056
Goodwill	449,596	465,484
Other assets	235,936	239,827

	$2,738,838	$2,631,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$12,743	$14,807
Accounts payable	197,008	170,632
Other current liabilities	565,832	565,199

Total current liabilities	775,583	750,638

Long-term notes payable	683,959	609,264
Long-term liabilities	159,684	156,390
Total shareholders’ equity	1,119,612	1,114,834

	$2,738,838	$2,631,126

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Nine months ended September 30,
	2008	2007
Cash flow from operating activities:
Net income	$87,525	$49,601
Adjustments to reconcile net income to cashprovided by operating activities:
Minority share of income	6,800	5,579
Depreciation and amortization	61,211	53,366
Share-based compensation	9,166	10,945
Excess tax benefits from share-based compensation	—	(867)
Deferred income taxes	610	14,892
Impairment of asset	4,376	—
Gain on sale of assets, net	(32)	(6,407)
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	(67,311)	92,589
Inventories	(53,161)	(48,164)
Prepaid expenses	(6,297)	(12,686)
Other current assets	(24,403)	(11,134)
Accounts payable	29,748	18,085
Deferred revenue	(61,057)	(51,500)
Certain other assets and liabilities	74,671	(76,451)

Net cash provided by operating activities	61,846	37,848

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	(3,733)	(10,028)
Net investment activity	(30,874)	22,921
Proceeds from sale of fixed assets	29	7,594
Capital expenditures	(32,637)	(34,323)
Increase in certain other assets	(17,035)	(22,725)

Net cash used by investing activities	(84,250)	(36,561)

Cash flow from financing activities:
Dividends paid	(49,917)	(46,820)
Net borrowings	74,522	(73,294)
Distribution of affiliates’ earnings to minority interest holder	—	(15,440)
Excess tax benefits from share-based compensation	—	867
Issuance of common shares	—	8,323

Net cash provided (used) in financing activities	24,605	(126,364)

Effect of exchange rate changes on cash	4,249	12,859

Increase (Decrease) in cash and cash equivalents	6,450	(112,218)
Cash and cash equivalents at the beginning of the period	206,334	253,968

Cash and cash equivalents at the end of the period	$212,784	$141,750